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                                                                       Exhibit 5

June 23, 1997



Tseng Labs, Inc.
6 Terry Drive
Newtown, PA 18940

Ladies and Gentlemen:

Tseng Labs, Inc. (the "Company") has requested our opinion in connection with the Registration Statement on Form S-8 to be filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Act"), with respect to 3,000,000 shares of the Company's Common Stock, par value $.005 (the "Shares"), which are issuable pursuant to the Tseng Labs, Inc. 1995 Stock Option Plan, as amended (the "Plan").

We have examined such records and have made such examination of law as we have deemed appropriate in connection with rendering such opinion. We have also assumed that the registration provisions of the Act and of such securities or "Blue Sky" laws as may be applicable shall have been complied with. Based thereon, it is our opinion that, when issued and delivered in accordance with the provisions of the Plan, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 for the Securities Act of 1933 or the rules and regulations for the Securities and Exchange Commission thereunder.



/s/ Morgan, Lewis & Bockius LLP